SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 8, 2003

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

ROPER INDUSTRIES, INC

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE

(STATE OR OTHER JURISDICTION OF INCORPORATION)

1-12273	51-0263969

(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

2160 SATELLITE BLVD., SUITE 200, DULUTH, GEORGIA	30097

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(770) 495-5100

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Explanatory Note:

     On October 21, 2003, Roper Industries, Inc. (the “Company”, “Roper”, “we” or “us”) entered into a stock purchase agreement to acquire all of the outstanding capital stock of Neptune Technology Group Holdings Inc. (“NTGH”) for a cash purchase price of approximately $475 million, which is net of cash acquired and includes debt to be repaid. In connection with our acquisition of NTGH, we also intend to enter into an agreement to purchase the remaining one-third interest in DAP Technologies, a Canadian company that manufactures fully-rugged handheld computers, that NTGH does not own for total consideration of approximately $9.2 million. In transactions relating to the NTGH acquisition and the redemption of a series of our outstanding senior notes, we are offering, through separate prospectus supplements to our Registration Statement on Form S-3 (File No. 333-110491) filed November 28, 2003, approximately 3.6 million shares of common stock and senior subordinated convertible notes for initial gross proceeds of $150 million. We also will enter into a new $625 million senior secured credit facility consisting of a five-year term loan and a three-year revolving credit facility. We expect the common stock offering to close concurrently with the notes offering, our new senior secured credit facility and the NTGH acquisition. The closing of the common stock offering is conditioned upon the completion of our new senior secured credit facility and the completion of the NTGH acquisition. We will use the proceeds from the common stock offering, together with borrowings under our new senior secured credit facility, to pay for the NTGH acquisition and the cash portion of the DAP Technologies acquisition, repay our existing credit facility and pay related fees and expenses. We will use all of the proceeds from the notes offering to redeem our outstanding senior notes. In addition to paying $7.5 million in cash in connection with the DAP Technologies acquisition, we also intend to issue 34,000 shares of our common stock. We refer to the foregoing transactions as the “Transactions.”

     The purpose of this Current Report on Form 8-K is to file the following disclosure:

•	a business description of NTGH;

•	management’s discussion and analysis regarding the NTGH financial statements previously filed as an exhibit to our Current Report on Form 8-K, dated November 14, 2003; and

•	unaudited pro forma consolidated financial information of Roper and NTGH to update the unaudited pro forma financial information previously filed with our Current Report on Form 8-K dated November 14, 2003 (filed as Exhibit 99.1 to this Current Report on Form 8-K).

     This Current Report on Form 8-K is not an offer to sell nor a solicitation of an offer to buy any securities.

Item 5.     Other Events

NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.
BUSINESS

Overview

          NTGH operates in four lines of business:

•	meter products serving the water management market under the Neptune brand name;

•	automatic meter reading products and systems serving the water management market under the Neptune brand name;

•	fully-rugged handheld computers serving both utility and non-utility customers under the DAP Technologies brand name; and

•	software for route optimization, mapping and work order management under the DB Microware brand name.

Collectively, these technologies are brought together to provide a complete solution for measuring, metering and reading water consumption, primarily for North American residential markets. For over 110 years, many of the over 50,000 utilities and water systems throughout North America have used NTGH’s water management systems and products to more efficiently and accurately measure water usage by consumers.

          Meter Products. NTGH’s meters currently account for approximately 35% of the installed base of approximately 70 million residential water meters in the U.S. In the commercial and industrial segments, NTGH offers fully integrated meters and metering systems for both potable and fire service use in high volume and high performance applications. Approximately 97% of NTGH’s unit sales are for residential applications, while the remaining 3% are for commercial and industrial applications.

          Automatic Meter Reading Products and Systems. NTGH’s automatic meter reading, or AMR, systems allow for remote monitoring, measurement and reading of water usage. This feature reduces the labor costs required under manual methods, improves customer service through increased accuracy and faster identification of leaks, lowers environmental risks for meter-reading workers and enables utilities to bill customers more frequently and accurately. Since entering the radio frequency, or RF, segment of the AMR market in 1999, NTGH had increased its share of the AMR market to 16% and more than doubled its total AMR sales through 2002.

          Fully-Rugged Handheld Computers. NTGH’s DAP Technologies business unit is a growing business that manufactures fully-rugged handheld computers that serve utility and non-utility markets.

          Software. NTGH’s DB Microware business unit provides automation software for meter reading and service order management.

          NTGH had net sales of $190 million for 2002 and $147 million for the nine months ended September 30, 2003, and employs approximately 800 people. NTGH’s sales from AMR and water meters were roughly equivalent and represented the substantial majority of its net sales during 2002 and the nine months ended September 30, 2003, with the remainder of sales coming from fully-rugged handheld computers and automation software.

Backlog

          NTGH’s backlog of firm unfilled orders to be filled within 12 months, including blanket purchase orders, totaled $37.1 million at September 30, 2003, compared to $29.5 million at September 30, 2002. NTGH also has a backlog of firm unfilled orders that go beyond 12 months; these amounts are in addition to the reported backlog.

Distribution and Sales

          NTGH sells to a variety of customers through multiple sales and distribution channels. Neptune products are sold to the water utility market via direct sales and independent distributors in North America. DAP Technologies products are sold primarily in North America and Europe via direct sales, original equipment manufacturers, or OEMs and value added retailers, or VARs, into a variety of market segments. DB Microware software is sold primarily in North America via direct sales and to OEMs and VARs.

Customers

          NTGH products are sold primarily to water utilities in the United States, Canada and Mexico, of which there are over 50,000, and to distributors serving those markets. In addition to water utilities, NTGH’s DAP Technologies and DB Microware products and software are sold into other utility and industrial markets, largely in North America and Europe. None of NTGH’s customers accounted for more than 9% of its net sales during the nine months ended September 30, 2003.

          NTGH believes that it has created a high degree of customer loyalty as a result of its approach to customer care, based on four fundamentals:

•	System Integrity. NTGH systems must offer the best value for a wide variety of applications and allow for upgrades to new technologies.

•	Data Integrity. Data must be accurate and reliable from the point of collection to the point of assimilation, analysis and billing.

•	Measurement Integrity. Products must meet the highest standard of accuracy and reliability.

•	Supplier Integrity. NTGH stands behind its products and systems with the highest level of customer support. As an example of its commitment to support, NTGH is certified by the Software Support Professionals’ Association.

Materials and Suppliers

          NTGH believes that most materials and supplies that it uses are readily available from numerous sources and suppliers throughout the world. However, some of NTGH’s raw materials are currently provided by single suppliers. NTGH regularly investigates and identifies alternative sources where possible and believes that these conditions equally affect its competitors. In the past, NTGH has incurred lost orders or shipment delays of DAP Technologies products due to the inability of its VARs to design and install application-specific software on a timely basis.

Environmental Matters and Other Governmental Regulation

          NTGH’s operations and properties are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. These laws and regulations can result in the imposition of substantial fines and sanctions for violations and could require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. NTGH must conform its operations and properties to these laws and adapt to regulatory requirements in all countries as these requirements change. It is the policy of NTGH to comply with all applicable regulatory requirements.

          NTGH uses and generates hazardous substances and waste in its operations and, as a result, could be subject to potentially material liabilities relating to the investigation and clean-up of contaminated properties and to claims alleging personal injury. NTGH has experienced, and expects to continue to experience, costs relating to compliance with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could increase NTGH’s environmental compliance costs or subject it to new or increased liabilities.

Competition

          While NTGH believes it is a market leader in the residential water management market, there are significant competitors in each of its segments, including Invensys PLC/The Jordan Company, L.P., Itron, Inc., and Badger Meter, Inc. These competitors can be expected to offer a variety of technologies and communications approaches, as well as meter reading, installation and other services to utilities and other industry participants. NTGH expects competition in the AMR market to increase as current competitors and new market entrants introduce competitive products. NTGH competes primarily on product quality and performance, applications expertise, technological innovation, distribution channel access and price.

Patents and Trademarks

          NTGH owns rights under a number of patents, copyrights and trademarks relating to certain of its products. NTGH also employs various methods, including confidentiality and non-disclosure agreements with employees, to protect its trade secrets and know-how. While NTGH believes that it is not substantially dependent on any single, or group of, patents, copyrights, trademarks or intellectual property, its product development and market activities are conducted in conjunction with important and continuing patents and process knowledge. NTGH was assigned a patent on September 2003 that will expire on January 16, 2019 relating to the transmission of meter usage data that is integral to its product offering in the AMR line of business. NTGH licenses technology relating to its E-Coder AMR equipment. In addition to this license, NTGH has licensed proprietary rights to and from third parties in the past, and may do so in the future.

Employees

          As of September 30, 2003, NTGH had approximately 800 employees, of whom approximately 566 were located in the United States. Fewer than 40 of its Canadian employees that work for DAP Technologies are subject to a collective bargaining agreement. NTGH has not experienced any work stoppages and considers its relations with employees to be good.

Properties

          NTGH operates in the following principal properties:

		Square Footage

Location	Property	Owned	Leased

Tallassee, AL	Office/Mfg.	300,000	—
Quebec City, Canada	Office/Mfg.	—	26,400
Mississauga, Canada	Office	—	46,100

          NTGH considers each of the above facilities to be in good operating condition and adequate for its present use and believe that it has sufficient plant capacity to meet its current and anticipated operating requirements.

Legal Proceedings

          NTGH is a defendant in various lawsuits involving product liability, employment practices and other matters, none of which NTGH believes will have a material adverse effect on its consolidated financial position or results of operations. The majority of such claims are subject to insurance coverage.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — NEPTUNE TECHNOLOGY GROUP HOLDINGS INC.

          The following discussion and analysis should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and related notes and other financial data included in our Current Report on Form 8-K, filed on November 14, 2003.

          NTGH did not conduct business until November 1, 2001, when it acquired a division of Schlumberger Limited, or Schlumberger, that was engaged in the production and sale of AMR equipment and software and water meters principally sold into North American water utility markets. For financial reporting purposes the results of operations for the Schlumberger division are reported separately from the results of operations of NTGH subsequent to the November 1, 2001 acquisition. For purposes of this discussion, the results of operations for the acquired Schlumberger division for the ten months ended October 31, 2001, or the predecessor period, have been combined with NTGH’s results of operations for the two month period ended December 31, 2001. As part of the acquisition, NTGH acquired options to purchase the common stock of DAP Technologies under certain conditions and simultaneously acquired 33.3% of the common stock of DAP Technologies for $5.9 million. On January 31, 2002, NTGH exercised its option to acquire an additional 33.3% of DAP Technologies for $6.1 million bringing its ownership in DAP Technologies to 66.7%. On December 6, 2002, NTGH acquired 100% of the outstanding stock of DB Microware, Inc. for $7 million in cash and a $3 million note payable due December 31, 2007 or upon change of control of NTGH. The note will be paid in full immediately prior to the NTGH acquisition. DB Microware is engaged in the development and sale of software for meter reading and service route and work order management.

          During April 2003, NTGH completed a recapitalization transaction, which included a new term loan B of $190 million, the issuance of $70 million of new senior subordinated notes and the issuance of $30 million of preferred stock. The proceeds funded the repurchase of $121 million of Class A and Class D stock, the repayment of $171 million existing term loan A and term loan B borrowings, the repurchase of options from management and employees and the payment of fees and expenses.

Results of Operations

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

          The following table sets forth selected information for the periods indicated. Dollar amounts are in thousands and percentages are the particular line item shown as a percentage of net sales.

	Nine Months Ended
	September 30,

	2002	2003

Net sales	$138,681	$147,473

Gross profit	42.3%	43.2%
Selling, general and administrative	12.8%	14.8%
Research and engineering	2.7%	2.4%
Amortization	7.9%	8.2%
Operating income	18.8%	17.8%

          Net sales for the nine months ended September 30, 2003 were $147.5 million as compared to $138.7 million in the prior year period, an increase of 6.3%. The increase was primarily attributable to higher U.S. sales due to increased penetration of residential AMR markets and associated residential meter sales. In addition, the current year results include the sales of $1.7 million from the acquisition of NTGH’s software division, DB Microware, on December 6, 2002.

          Gross margins increased almost a full percentage point for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002, from 43.2% to 42.3%. The increase was due to improving margins in NTGH’s rugged portable computing division, slightly offset by decreased margins in U.S. water meters from the promotional sales of AMR products. In addition, DB Microware, contributed sales at a higher average margin than NTGH’s metering business.

          Selling, general and administrative expenses increased to 14.8% of sales in the nine months ended September 30, 2003, as compared to 12.8% in the prior year period. This increase was the result of higher selling costs at both Neptune and DAP Technologies divisions as open sales positions in the prior year were fully staffed. The inclusion of DB Microware in the current year period increases the SG&A percentage since this software division has a relatively higher SG&A structure than NTGH’s metering or rugged computing divisions and was not included in the results for the prior period. In addition, the current year period includes approximately $0.8 million of non-cash compensation expenses for stock-based compensation related to the April 1, 2003 recapitalization of NTGH.

          Research and engineering costs were $3.5 million, or 2.4% of sales, for the nine months ended September 30, 2003 as compared to $3.8 million, or 2.7% of sales, for the nine months ended September 30, 2002. This was within the normal expected range for NTGH’s business.

          Amortization expenses were $12.2 million, or 8.2% of sales, for the nine months ended September 30, 2003, as compared to $11.0 million, or 7.9% of sales, in the prior year period. The increase was attributable to the amortization of intangible assets related to the acquisition of DB Microware in December 2002. Operating income increased only slightly to $26.2 million for the nine months ended September 30, 2003 as compared to $26.1 million for the nine months ended September 30, 2002. This represents a 1.0% decrease as a percentage of sales from 18.8% in the prior year period to 17.8% in the current year. Gross margins were up over the prior year but this was more than offset by increased selling, general and administrative expenses as discussed above.

          Net orders booked for the nine months ended September 30, 2003 were $155.5 million, which was 1.4% lower than the $157.7 million booked in the prior year period. The relatively lower demand for DAP Technologies products was substantially offset by the higher orders for AMR products. NTGH’s order backlog at September 30, 2003 was $37.1 million which is 25.8% higher than the $29.5 million balance at September 30, 2002. This increase is primarily due to higher demand for AMR products.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

          NTGH did not conduct business until November 1, 2001 when it acquired a division of Schlumberger that was engaged in the production and sale of AMR equipment and software and water meters principally sold into North American water utility markets. For financial reporting purposes the results of operations for the Schlumberger division are reported separately from the results of operations of NTGH subsequent to the November 1, 2001 acquisition. For purposes of this discussion, the results of operations for the acquired Schlumberger division for the ten months ended October 31, 2001, or the predecessor period, have been combined with NTGH’s results for operations for the two month period ended December 31, 2001. Accordingly, the 2001 information included herein may not reflect the operating results of NTGH had NTGH been a separate, stand-alone entity during the predecessor period.

          The following table sets forth selected information for the periods indicated. Dollar amounts are in thousands and percentages are the particular line item shown as a percentage of net sales.

	Year Ended December 31,

	2001	2002

Net sales	$158,449	$189,544

Gross profit	38.0%	42.4%
Selling, general and administrative	15.3%	13.6%
Research and engineering	2.8%	2.6%
Amortization	3.1%	8.0%
Operating income	16.8%	18.2%

          Net sales for the year ended December 31, 2002 were $189.5 million, which represents a 19.6% increase over the $158.4 million of sales for the year ended December 31, 2001. Sales increases were experienced in both the U.S. and Canada, reflecting the acceptance and market penetration of residential AMR products. The increase also reflects sales from the DAP Technologies division from January 31, 2002, when the company purchased an additional 33.3% interest in this company, raising NTGH’s ownership interest to 66.6%. DAP Technologies’ sales included in the current year results were $17.1 million and represent 55.0% of the sales increase from the prior year.

          Gross margins increased significantly for the year ended December 31, 2002, to 42.4% from 38.0% for the year ended December 31, 2001. A large part of the increase was due to a $3.2 million inventory step-up charge included in the prior year cost of sales arising out of purchase accounting for the acquisition of NTGH from Schlumberger. Cost of sales for the year ended December 31, 2002 includes approximately $0.4 million of inventory step-up charges related to purchase accounting for the acquisition. Absent these charges, the gross margins would have been 42.6% and 40.0% for the years ended December 31, 2002 and December 31, 2001, respectively. The inclusion of DAP Technologies in the current year period also contributed to the higher gross margins due to DAP Technologies’ higher gross margin products as compared to the other portions of the NTGH business.

          Selling, general and administrative expenses for the year ended December 31, 2002 were 13.6% of sales as compared to 15.3% of sales for the year ended December 31, 2001. The primary reason for the decrease as a percentage of sales was a decrease in the expense structure for NTGH as a stand alone business as compared to the corporate charges that were being incurred under the former ownership structure.

          Research and engineering costs for the year ended December 31, 2002 were 2.6% of sales as compared to 2.8% in the prior year period. NTGH considers this to be a normal cost range for this category of expenses. The increased dollar expenditures are the result of the DAP Technologies acquisition at the end of January 2002.

          Amortization expenses were $15.1 million or 8.0% of sales for the year ended December 31, 2002 compared to $4.9 million or 3.1% of sales in the prior year. The increase was primarily due to the inclusion of 12 months’ amortization of intangible assets and other costs associated with the November 1, 2001 Schlumberger division acquisition in 2002, compared to only two months’ amortization in 2001. Amortization expense for the year ended December 31, 2002 also includes the amortization of intangibles related to the DAP Technologies purchase in January 2002.

          Operating income increased to 18.2% of sales for the year ended December 31, 2002 as compared to 16.8% for the year ended December 31, 2001. The increased gross profit margins and reduced selling, general and administrative structure were offset by increased amortization expenses but still produced a stronger operating profit performance than in the prior year period.

          Net orders booked for the year ended December 31, 2002 were $200.6 million as compared to $159.5 million for the year ended December 31, 2001. The increase in net orders was due to strong demand for AMR products and software and inclusion of $18.2 million of DAP Technologies net orders in the current year.

          NTGH’s order backlog at December 31, 2002 was $28.4 million compared to $14.9 million at December 31, 2001. Approximately $3.5 million of this increase was due to the DB Microware and DAP Technologies acquisitions. Excluding this element of the backlog, organic growth in the orders backlog was $10.0 million which was primarily due to securing significant AMR equipment and software orders.

Liquidity and Capital Resources

          Net cash provided by operating activities was $30.6 million during the nine months ended September 30, 2003 as compared to $35.6 million in the prior year period. This $5.0 million, or 14%, reduction was primarily attributable to a $5.1 million increase in interest expense following the recapitalization of NTGH in April 2003. Cash increased by $7.1 million in the first nine months of 2003. Debt increased by $86.8 million to $287.3 million as of September 30, 2003, from $200.5 million as of December 31, 2002. The increase in net debt of $89 million arose out of the April recapitalization of NTGH.

          Net working capital (total current assets, excluding cash, less total current liabilities, excluding debt) was $22.7 million at September 30, 2003 compared to $21.9 million at December 31, 2002. An increase in inventory balances of $3.0 million, an increase in other current assets of $1.0 million and an increase in current deferred tax assets of $1.1 million were partially offset by a $3.6 million decrease in accounts receivable and a $0.7 million increase in accrued liabilities. The reduction in receivables reflects an approximate 10% improvement in collections. The increase in inventory reflects in part several orders that were to ship in early October.

          NTGH completed a refinancing transaction during April 2003 as described in the Overview section above. As a result of this transaction, NTGH’s debt increased significantly.

          NTGH has a $30 million revolving credit facility with UBS, which along with cash on hand, provides for its daily external financing requirements. There were no amounts outstanding under the facility at September 30, 2003. $7.3 million under the facility is reserved for letters of credit. Outstanding borrowings under the revolving credit facility bear interest at a rate of 3.75%. NTGH was in compliance with all debt covenants related to its credit facility throughout the nine months ended September 30, 2003.

          NTGH’s existing indebtedness will be repaid in full in connection with the NTGH acquisition and the related Transactions.

          At September 30, 2003, NTGH did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

          NTGH’s business requires ongoing capital investments to maintain existing levels of operation, introduce new products and implement productivity improvements. In the first nine months of 2003, capital expenditures totaled $4.3 million, compared with $4.5 million in the first nine months of 2002. These expenditures, representing amounts approximating 3% of sales, have included various automation projects at the Tallassee production facilities which may not recur in the future.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

(b)	Pro Forma Financial Information

(1)	The following Unaudited Pro Forma Consolidated Financial Information of Roper Industries, Inc. and Neptune Technology Group Holdings, Inc. are included as Exhibit 99.1 and are incorporated herein by reference in their entirety:

(a)	Pro Forma Consolidated Balance Sheets as of September 30, 2003;

(b)	Pro Forma Consolidated Statements of Operations for the year ended October 31, 2002;

(c)	Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 2003; and

(d)	the Notes to such financial statements.

(c)	Exhibits

99.1	Unaudited Pro Forma Consolidated Financial Information of Roper Industries, Inc. and Neptune Technology Group Holdings, Inc., as described in Item 7(b) of this Current Report on Form 8-K.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Industries, Inc.

BY: /s/ Martin S. Headley Martin S. Headley, Vice President, Chief Financial Officer

Date: December 8, 2003

EXHIBIT INDEX

Exhibit No.	Description

99.1	Unaudited Pro Forma Consolidated Financial Information of Roper Industries, Inc. and Neptune Technology Group Holdings, Inc., as described in Item 7(b) of this Current Report on Form 8-K.